Exhibit 99.1

November 4, 2021

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS THIRD QUARTER 2021 RESULTS

Strong Execution in Aggregates Unit Profitability

Pricing Gains Across All Product Lines Support Increased Full Year Earnings Outlook

Birmingham, Alabama – November 4, 2021 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2021.

Third Quarter Financial and Operating Highlights:

•	The Company successfully closed the U.S. Concrete (“USCR”) acquisition on August 26, 2021
o	Unless noted otherwise, consolidated figures include USCR’s results since closing
•	Total Revenues were $1.52 billion, an increase of 16 percent compared to the prior year
•	Operating earnings were $262 million compared with $288 million in the prior year
o	Include $28 million in acquisition-related expenses and $6 million in other discrete charges
o	Include $30 million of higher same-store diesel fuel and liquid asphalt costs as compared to the prior year
•	Aggregates gross profit increased $34 million, or 10 percent, to $372 million
o	Same-store volumes increased 5 percent, and mix-adjusted price increased 3.5 percent
•	Non-aggregates gross profit was $22 million compared with $43 million in the prior year
•	Earnings attributable to Vulcan from continuing operations were $177 million, or $1.33 per diluted share. Excluding discrete charges adjusted out of EBITDA, earnings attributable to Vulcan from continuing operations were $1.54 per diluted share
•	Third quarter Adjusted EBITDA increased 4 percent to $418 million
•	Full year Adjusted EBITDA guidance increased to between $1.430 and $1.460 billion

Tom Hill, Chairman and Chief Executive Officer, said, “Our aggregates-focused business is built for times like these. We expanded our industry-leading trailing-twelve month unit profitability for the thirteenth consecutive quarter despite a challenging operating environment caused by inflationary pressures and labor constraints. This consistent growth in the underlying business is driven by our execution on Vulcan’s four strategic disciplines and is further enhanced by strategic growth through acquisitions and greenfield investments. Since completing the USCR acquisition in late August, our teams are making good progress integrating the businesses across the expanded footprint and are identifying additional opportunities to accelerate our growth and create value for shareholders.”

November 4, 2021

FOR IMMEDIATE RELEASE

Mr. Hill continued, “Throughout a difficult eighteen months of pandemic disruptions and economic challenges, our people strengthened their operating disciplines and moved pricing higher. Now that trailing-twelve month aggregates volumes are back to pre-pandemic levels, these solid fundamentals, coupled with our leading positions in attractive geographies, position us well to capitalize on positive demand trends going forward and will allow us to deliver both revenue and earnings growth.”

Highlights as of September 30, 2021 include:

	Third Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2021	2020	2021	2020	2021	2020
Total revenues	$1,516.5	$1,309.9	$3,945.9	$3,681.7	$5,121.0	$4,867.9
Gross profit	$394.1	$380.5	$1,021.7	$978.7	$1,324.4	$1,271.8
Aggregates segment
Segment sales	$1,172.4	$1,049.0	$3,192.7	$2,987.8	$4,149.2	$3,947.9
Freight-adjusted revenue	$898.0	$807.6	$2,453.1	$2,270.3	$3,190.4	$2,990.9
Gross profit	$372.3	$337.9	$969.8	$883.2	$1,245.8	$1,157.7
Shipments (tons)	60.2	55.9	165.1	157.2	216.3	208.8
Freight-adjusted sales price per ton	$14.93	$14.44	$14.86	$14.45	$14.75	$14.33
Gross profit per ton	$6.19	$6.04	$5.87	$5.62	$5.76	$5.54
Asphalt, Concrete & Calcium segment gross profit	$21.7	$42.6	$51.9	$95.6	$78.6	$114.1
Selling, Administrative and General (SAG)	$103.8	$83.5	$293.1	$261.1	$391.7	$356.9
SAG as % of Total revenues	6.8%	6.4%	7.4%	7.1%	7.6%	7.3%
Earnings from continuing operations before income taxes	$228.7	$258.1	$705.1	$602.6	$846.3	$768.6
Net earnings	$176.9	$199.8	$532.9	$470.0	$647.4	$611.1
Adjusted EBIT	$300.2	$302.5	$747.0	$716.4	$957.3	$919.2
Adjusted EBITDA	$417.7	$403.5	$1,068.0	$1,012.3	$1,379.2	$1,310.8
Earnings attributable to Vulcan from continuing operations, per diluted share	$1.33	$1.51	$4.01	$3.54	$4.88	$4.61
Adjusted earnings attributable to Vulcan from continuing operations, per diluted share	$1.54	$1.56	$3.80	$3.62	$4.86	$4.70

Segment Results

Aggregates

Third quarter segment sales were $1.17 billion, while gross profit increased 10 percent to $372 million. The year-over-year earnings improvement was widespread across the Company’s footprint and resulted from both volume and price growth, as well as effective cost control. This year’s third quarter results include a $3 million unfavorable impact from selling acquired inventory after its markup to fair value as part of acquisition accounting. The quarter’s results also include significantly higher diesel fuel costs, lowering segment gross profit by $13 million.

Total aggregates shipments were 60.2 million tons versus 55.9 million in last year’s third quarter, an increase of 8 percent. Same-store aggregates shipments increased 5 percent, reflecting improving demand across all end-market segments and despite severe wet weather in certain key markets. The pricing environment continues to be positive across the Company’s footprint as demand visibility improves. The rate of pricing growth has improved sequentially each quarter this year. In the third quarter, same-store freight-adjusted pricing increased 3.1 percent year-over-year (mix-adjusted pricing increased 3.5 percent) with the growth widespread across geographies.

November 4, 2021

FOR IMMEDIATE RELEASE

In the third quarter, solid execution helped to offset a more than 50 percent increase in the average unit cost of diesel fuel, inflation for certain parts and supplies, and operational disruptions caused by wet weather in the Southeast and along the Gulf Coast due in part to Hurricane Ida. Same-store freight-adjusted unit cost of sales increased 1.7 percent over the prior year’s third quarter but decreased almost 1 percent excluding the impact of higher diesel prices. Total cash gross profit improved 3 percent from the prior year’s third quarter to $7.74 per ton. Positive pricing opportunities and improved operating efficiencies are expected to continue to help offset some of the cost inflation going forward.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $7 million in the quarter compared to $30 million in the prior year period. The decrease in earnings was driven primarily by the impact of sharply higher energy costs and weather-related impacts on volumes.

The average cost of liquid asphalt during the third quarter was over $100 per ton higher than in the same period last year (a $16 million impact in the quarter). A rise in the cost of natural gas, used in plant production, also negatively affected quarterly gross profit. Average selling prices for asphalt mix increased 2 percent, or $1.07 per ton, versus the prior year’s third quarter as pricing actions began to gain traction. Efforts to mitigate the earnings impact of energy inflation will continue with positive results expected in the first half of next year. Asphalt volumes declined 8 percent as volume growth in California was more than offset by lower volumes in Arizona. A record-setting number of rainy days disrupted asphalt shipments in Arizona, the Company’s second largest asphalt market. Additionally, construction activity in Tennessee was also negatively impacted by hurricane-related wet weather.

Third quarter Concrete segment gross profit increased 18 percent to $14 million. The current year’s third quarter includes results from USCR’s operations. Same-store shipments decreased 7 percent versus the prior year due to fewer large projects in the current year’s quarter, while same-store average selling prices increased 2 percent compared to the prior year. Segment results were negatively impacted by higher diesel prices and by the availability of drivers in certain markets.

Calcium segment gross profit was $0.3 million compared to $0.2 million the prior year quarter.

Selling, Administrative and General (SAG)

SAG expense was $104 million in the quarter, or 6.8 percent of total revenues. The current year’s third quarter includes overhead expenses associated with the USCR business that were not in the prior year’s quarter. Additionally, increased routine business development activities and more normalized travel expenses, due in part to integration activities, contributed to the year-over-year increase.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the third quarter were $127 million, including $69 million for growth projects. Year-to-date capital expenditures total approximately $292 million. For the full year 2021, the Company expects to spend between $450 and $475 million on capital expenditures, including growth projects. The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

November 4, 2021

FOR IMMEDIATE RELEASE

At September 30, 2021, the ratio of total debt to Adjusted EBITDA was 2.8 times (2.7 times on a net debt basis) reflecting financing actions taken to complete the USCR acquisition during the quarter. The Company remains committed to its stated target leverage range of 2.0 to 2.5 times.

Interest expense, net of interest income, was $37 million in the third quarter compared with $36 million in the prior year. Year-to-date, interest expense, net of interest income, was $112 million compared to $101 million in the prior year. This increase includes $9 million of cost in the second quarter associated with financing the pending acquisition of USCR. The Company expects full year interest expense to be approximately $145 million.

On a trailing-twelve month basis, return on invested capital was 14.2 percent, reflecting the investment in USCR and its earnings contribution since August 26, 2021. The Company remains committed to driving further improvement through solid operating earnings growth coupled with disciplined capital management and a balanced approach to growth.

Outlook

Regarding the Company’s current expectations for 2021, Mr. Hill said, “We are increasing our full-year Adjusted EBITDA range to reflect the earnings contribution of U.S. Concrete as well as the recent trends in demand, price and cost inflation. As a result, we expect full-year Adjusted EBITDA to be between $1.430 to $1.460 billion in 2021 (excluding the $115 million gain from a land sale completed in the first quarter and including the U.S. Concrete acquisition).”

Mr. Hill concluded, “As we look ahead, we believe our aggregates-focused business is uniquely positioned for broad participation in improving demand and is capable of navigating any changes in the macro environment. The USCR acquisition extends our growth platform, and we are excited about the opportunities in front of us. The prospects continue to be positive for the most significant federal investment in infrastructure since the creation of the Interstate Highway System in 1956, and we are well situated with leading positions in attractive growth areas where the need is greatest. Finally, we expect favorable pricing dynamics to continue, leading to attractive price growth.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CT on November 4, 2021. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 866-831-8713, or 203-518-9797 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 8413025. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

November 4, 2021

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

                    Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2021	2020	2021	2020

Total revenues	$1,516,506	$1,309,890	$3,945,897	$3,681,707
Cost of revenues	1,122,445	929,392	2,924,206	2,702,967
Gross profit	394,061	380,498	1,021,691	978,740
Selling, administrative and general expenses	103,792	83,511	293,052	261,146
Gain on sale of property, plant & equipment
and businesses	2,940	1,576	120,316	2,317
Other operating expense, net	(30,843)	(10,459)	(49,541)	(20,610)
Operating earnings	262,366	288,104	799,414	699,301
Other nonoperating income, net	3,152	5,787	17,288	3,817
Interest expense, net	36,776	35,782	111,589	100,508
Earnings from continuing operations
before income taxes	228,742	258,109	705,113	602,610
Income tax expense	51,770	56,984	169,692	130,530
Earnings from continuing operations	176,972	201,125	535,421	472,080
Loss on discontinued operations, net of tax	(212)	(1,337)	(2,702)	(2,118)
Net earnings	176,760	199,788	532,719	469,962
Loss attributable to noncontrolling interest	146	0	146	0
Net earnings attributable to Vulcan	$176,906	$199,788	$532,865	$469,962

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.33	$1.52	$4.03	$3.56
Discontinued operations	$0.00	$(0.01)	$(0.02)	$(0.01)
Net earnings attributable to Vulcan	$1.33	$1.51	$4.01	$3.55

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.33	$1.51	$4.01	$3.54
Discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Net earnings attributable to Vulcan	$1.32	$1.50	$3.99	$3.53

Weighted-average common shares outstanding
Basic	132,810	132,573	132,780	132,564
Assuming dilution	133,544	133,268	133,480	133,192
Effective tax rate from continuing operations	22.6%	22.1%	24.1%	21.7%

                Table B

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2021	2020	2020
Assets
Cash and cash equivalents	$135,683	$1,197,068	$1,084,100
Restricted cash	747	945	630
Accounts and notes receivable
Accounts and notes receivable, gross	948,347	558,848	647,362
Allowance for doubtful accounts	(10,158)	(2,551)	(3,155)
Accounts and notes receivable, net	938,189	556,297	644,207
Inventories
Finished products	411,872	378,389	384,575
Raw materials	58,223	33,780	34,562
Products in process	3,815	4,555	5,098
Operating supplies and other	38,320	31,861	31,226
Inventories	512,230	448,585	455,461
Other current assets	131,567	74,270	80,935
Total current assets	1,718,416	2,277,165	2,265,333
Investments and long-term receivables	34,108	34,301	41,778
Property, plant & equipment
Property, plant & equipment, cost	10,362,862	9,102,086	8,958,342
Allowances for depreciation, depletion & amortization	(4,815,913)	(4,676,087)	(4,614,543)
Property, plant & equipment, net	5,546,949	4,425,999	4,343,799
Operating lease right-of-use assets, net	656,881	423,128	431,227
Goodwill	3,674,763	3,172,112	3,172,112
Other intangible assets, net	1,819,778	1,123,544	1,107,091
Other noncurrent assets	237,107	230,656	229,193
Total assets	$13,688,002	$11,686,905	$11,590,533
Liabilities
Current maturities of long-term debt	12,228	515,435	509,435
Trade payables and accruals	410,340	273,080	263,296
Other current liabilities	454,125	259,368	297,162
Total current liabilities	876,693	1,047,883	1,069,893
Long-term debt	3,874,116	2,772,240	2,777,072
Deferred income taxes, net	1,053,415	706,050	685,520
Deferred revenue	168,138	174,045	174,488
Noncurrent operating lease liabilities	622,275	399,582	407,336
Other noncurrent liabilities	644,226	559,775	547,872
Total liabilities	$7,238,863	$5,659,575	$5,662,181
Equity
Common stock, $1 par value	132,704	132,516	132,454
Capital in excess of par value	2,810,257	2,802,012	2,797,222
Retained earnings	3,659,657	3,274,107	3,204,671
Accumulated other comprehensive loss	(176,520)	(181,305)	(205,995)
Total shareholder's equity	6,426,098	6,027,330	5,928,352
Noncontrolling interest	23,041	0	0
Total equity	$6,449,139	$6,027,330	$5,928,352
Total liabilities and equity	$13,688,002	$11,686,905	$11,590,533

              Table C

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2021	2020
Operating Activities
Net earnings	$532,719	$469,962
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	320,992	295,912
Noncash operating lease expense	32,697	27,820
Net gain on sale of property, plant & equipment and businesses	(120,316)	(2,317)
Contributions to pension plans	(6,032)	(6,540)
Share-based compensation expense	25,200	23,239
Deferred tax expense	71,449	50,346
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(144,635)	(76,545)
Other, net	12,742	(3,951)
Net cash provided by operating activities	$724,816	$777,926
Investing Activities
Purchases of property, plant & equipment	(318,620)	(268,989)
Proceeds from sale of property, plant & equipment	192,367	9,440
Proceeds from sale of businesses	0	651
Payment for businesses acquired, net of acquired cash	(1,634,492)	(5,668)
Other, net	161	10,819
Net cash used for investing activities	$(1,760,584)	$(253,747)
Financing Activities
Payment of current maturities and long-term debt	(1,444,024)	(250,018)
Proceeds from issuance of long-term debt	1,600,000	750,000
Debt issuance and exchange costs	(13,286)	(15,394)
Settlements of interest rate derivatives	0	(19,863)
Purchases of common stock	0	(26,132)
Dividends paid	(147,267)	(135,161)
Share-based compensation, shares withheld for taxes	(15,776)	(16,303)
Other, net	(5,462)	(1,084)
Net cash provided by (used for) financing activities	$(25,815)	$286,045
Net increase (decrease) in cash and cash equivalents and restricted cash	(1,061,583)	810,224
Cash and cash equivalents and restricted cash at beginning of year	1,198,013	274,506
Cash and cash equivalents and restricted cash at end of period	$136,430	$1,084,730

                      Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Total Revenues
Aggregates [1]	$1,172,409	$1,048,962	$3,192,685	$2,987,784
Asphalt [2]	220,652	235,201	580,396	597,940
Concrete	219,225	102,807	396,785	298,255
Calcium	1,474	1,354	5,494	5,269
Segment sales	$1,613,760	$1,388,324	$4,175,360	$3,889,248
Aggregates intersegment sales	(97,254)	(78,434)	(229,463)	(207,541)
Total revenues	$1,516,506	$1,309,890	$3,945,897	$3,681,707
Gross Profit
Aggregates	$372,346	$337,891	$969,817	$883,184
Asphalt	7,075	30,217	17,616	58,246
Concrete	14,301	12,157	32,362	35,597
Calcium	339	233	1,896	1,713
Total	$394,061	$380,498	$1,021,691	$978,740
Depreciation, Depletion, Accretion and Amortization
Aggregates	$93,344	$82,487	$258,480	$240,370
Asphalt	8,956	8,644	27,111	26,046
Concrete	8,655	3,987	16,633	12,070
Calcium	38	49	116	146
Other	6,524	5,795	18,652	17,280
Total	$117,517	$100,962	$320,992	$295,912
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$897,963	$807,575	$2,453,089	$2,270,321
Aggregates - tons	60,163	55,920	165,128	157,163
Freight-adjusted sales price [4]	$14.93	$14.44	$14.86	$14.45
Other Products
Asphalt Mix - tons	3,202	3,493	8,553	8,953
Asphalt Mix - sales price	$59.43	$58.36	$58.27	$58.05

Ready-mixed concrete - cubic yards	1,596	775	2,940	2,295
Ready-mixed concrete - sales price	$136.29	$131.51	$133.88	$128.93

Calcium - tons	52	49	197	193
Calcium - sales price	$28.29	$27.51	$27.81	$27.18

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues
	(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Aggregates segment
Segment sales	$1,172,409	$1,048,962	$3,192,685	$2,987,784
Less: Freight & delivery revenues [1]	253,084	225,382	685,156	671,969
Other revenues	21,362	16,005	54,440	45,494
Freight-adjusted revenues	$897,963	$807,575	$2,453,089	$2,270,321
Unit shipment - tons	60,163	55,920	165,128	157,163
Freight-adjusted sales price	$14.93	$14.44	$14.86	$14.45

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP
	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$372,346	$337,891	$969,817	$883,184
Segment sales	$1,172,409	$1,048,962	$3,192,685	$2,987,784
Gross profit margin	31.8%	32.2%	30.4%	29.6%
Incremental gross profit margin	27.9%		42.3%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)
	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$372,346	$337,891	$969,817	$883,184
Segment sales	$1,172,409	$1,048,962	$3,192,685	$2,987,784
Less: Freight & delivery revenues [1]	253,084	225,382	685,156	671,969
Segment sales excluding freight & delivery	$919,325	$823,580	$2,507,529	$2,315,815
Gross profit margin excluding freight & delivery	40.5%	41.0%	38.7%	38.1%
Incremental gross profit flow-through rate	36.0%		45.2%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit
	(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$372,346	$337,891	$969,817	$883,184
Depreciation, depletion, accretion and amortization	93,344	82,487	258,480	240,370
Aggregates segment cash gross profit	$465,690	$420,378	$1,228,297	$1,123,554
Unit shipments - tons	60,163	55,920	165,128	157,163
Aggregates segment cash gross profit per ton	$7.74	$7.52	$7.44	$7.15

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA
	(in thousands)
	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2021	2020	2021	2020	2021	2020
Net earnings attributable to Vulcan	$176,906	$199,788	$532,865	$469,962	$647,383	$611,055
Income tax expense	51,770	56,984	169,692	130,530	194,965	153,964
Interest expense, net	36,776	35,782	111,589	100,508	145,473	131,343
Loss on discontinued operations, net of tax	212	1,337	2,702	2,118	4,099	3,621
EBIT	$265,664	$293,891	$816,848	$703,118	$991,920	$899,983
Depreciation, depletion, accretion and amortization	117,517	100,962	320,992	295,912	421,886	391,583
EBITDA	$383,181	$394,853	$1,137,840	$999,030	$1,413,806	$1,291,566
Gain on sale of real estate and businesses, net	0	0	(114,695)	0	(114,695)	(9,289)
Property donation	0	0	0	0	0	10,847
Charges associated with divested operations	404	5,892	1,090	6,666	1,359	9,699
Business development [1]	24,683	346	30,558	(2,113)	40,005	(768)
COVID-19 direct incremental costs [2]	5,902	2,380	9,688	7,389	12,469	7,389
Pension settlement charge	0	0	0	0	22,740	0
Restructuring charges	3,516	0	3,516	1,333	3,516	1,333
Adjusted EBITDA	$417,686	$403,471	$1,067,997	$1,012,305	$1,379,200	$1,310,777
Depreciation, depletion, accretion and amortization	(117,517)	(100,962)	(320,992)	(295,912)	(421,886)	(391,583)
Adjusted EBIT	$300,169	$302,509	$747,005	$716,393	$957,314	$919,194
Adjusted EBITDA margin	27.5%	30.8%	27.1%	27.5%	26.9%	26.9%

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions. Costs in the third quarter of 2021 include USCR acquisition related expenses of $21,092,000 and the cost impact of purchase accounting inventory valuations of $3,000,000.
[2]	These costs include $3,049,000 related to our COVID-19 vaccination incentive program initiated in the third quarter of 2021.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2021	2020	2021	2020	2021	2020
Diluted EPS attributable to Vulcan from continuing operations	$1.33	$1.51	$4.01	$3.54	$4.88	$4.61
Items included in Adjusted EBITDA above	0.21	0.05	(0.36)	0.08	(0.17)	0.09
Alabama NOL carryforward valuation allowance	0.00	0.00	0.10	0.00	0.10	0.00
Acquisition financing interest costs	0.00	0.00	0.05	0.00	0.05	0.00
Adjusted diluted EPS	$1.54	$1.56	$3.80	$3.62	$4.86	$4.70

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA
	(in thousands)
	September 30
	2021		2020
Debt
Current maturities of long-term debt	$12,228		$509,435
Long-term debt	3,874,116		2,777,072
Total debt	$3,886,344		$3,286,507
Less: Cash and cash equivalents and restricted cash	136,430		1,084,730
Net debt	$3,749,914		$2,201,777
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,379,200		$1,310,777
Total debt to TTM Adjusted EBITDA	2.8	x	2.5	x
Net debt to TTM Adjusted EBITDA	2.7	x	1.7	x

                      Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

The following reconciliation to the mid-point of the range of 2021 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2021 Projected EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$640
Income tax expense	195
Interest expense, net of interest income	145
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	465
Projected EBITDA	$1,445

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Return on Invested Capital
	(dollars in thousands)
	TTM
	September 30
	2021	2020
Adjusted EBITDA	$1,379,200	$1,310,777
Average invested capital [1]
Property, plant & equipment, net	$4,609,064	$4,346,256
Goodwill	3,272,643	3,169,082
Other intangible assets	1,253,622	1,093,601
Fixed and intangible assets	$9,135,329	$8,608,939

Current assets	$2,090,869	$1,655,158
Less: Cash and cash equivalents	855,704	477,562
Less: Current tax	29,606	16,002
Adjusted current assets	1,205,559	1,161,594

Current liabilities	831,914	731,033
Less: Current maturities of long-term debt	213,594	201,907
Less: Short-term debt	0	0
Adjusted current liabilities	618,320	529,126
Adjusted net working capital	$587,239	$632,468

Average invested capital	$9,722,568	$9,241,407

Return on invested capital	14.2%	14.2%

[1]	Average invested capital is based on a trailing 5-quarters.